Exhibit 99.1

Gulf Island Fabrication, Inc. Signs Agreement to Construct Topsides for Gulf of Mexico-Based Neptune Platform

    HOUMA, La.--(BUSINESS WIRE)--Dec. 7, 2005--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announces that its wholly owned subsidiary Gulf Island, L.L.C., has executed a contract with Atlantia Offshore Limited to fabricate the topsides for the Neptune Platform. The Neptune field is a joint venture operated by BHP Billiton Petroleum with partners Marathon Oil Corp., Woodside Energy (USA) Inc., a subsidiary of Woodside Petroleum Ltd., and Maxus (US) Exploration, a subsidiary of Repsol YPF. The platform is located in approximately 4,300 feet of water in the deepwater Gulf of Mexico.
    Gulf Island began fabrication during the 4th quarter of 2005 and expects to deliver the topsides in 2007. The company will use its existing facilities and labor in Houma to complete the project. The projected revenue and man-hours for this project were included in the backlog numbers released on Oct. 26, 2005. However, financial terms of this specific contract will not be disclosed.
    Gulf Island Fabrication, Inc., based in Houma, La., is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.

    CONTACT: Gulf Island Fabrication, Inc., Houma
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100